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                                                                   EXHIBIT-99.3

          [VASCO LOGO]
          1901 S. MEYERS ROAD, SUITE 210
          OAKBROOK TERRACE, IL 60181
          PHONE:  630-932-8844   FAX:  630-495-0279
          INTERNET HOME PAGE:   http://www.vasco.com
          NEWS RELEASE


                   VASCO DATA SECURITY INTERNATIONAL, INC.
             CLARIFIES TRADING STATUS OF PREDECESSOR, VASCO CORP.


     OAKBROOK TERRACE, IL, and BRUSSELS, BELGIUM, March 19, 1998 -- VASCO Data Security International, Inc. (VDSI) stated that, as previously reported, its application to the NASD Electronic Bulletin Board for quotation of the VDSI common stock is pending and a new trading symbol, VDSI, has been requested for the VDSI common stock. The common stock of VDSI is not currently approved for trading on the NASD Electronic Bulletin Board. VDSI will issue a press release following notification that its application for trading on the Electronic Bulletin Board has been approved.

     As previously reported, through an exchange offer VDSI acquired approximately 96.5 percent of the common stock of VASCO Corp. (OTCBB: VASC). Therefore, approximately 700,000 VASCO Corp. common shares were not tendered and acquired in the exchange offer. VASCO Corp. is now a 96.5 percent owned subsidiary of VDSI. Shares of common stock of VASCO Corp. which were not exchanged in the VDSI exchange offer remain shares of VASCO Corp. Trading activity in VASCO Corp. represents only those shares that were not exchanged in the exchange offer into New VASCO Data Security International Inc. common shares. The trading symbol, VASC, is the symbol for the VASCO Corp. common stock. Any reference to the VASC symbol refers to VASCO Corp. common stock, not to the common stock of VDSI.

     VDSI, headquartered in Oakbrook Terrace, Illinois, and its foreign and domestic subsidiaries design, develop, market and support open-standards-based hardware and software security systems which manage and secure access to data. VDSI's computer security subsidiaries include VASCO Data Security, Inc., headquartered in Oakbrook Terrace, Illinois, and VASCO Data Security nv/sa of Brussels, Belgium.

For more information contact:


VASCO Data Security International, Inc.
Ken Hunt, CEO
630-932-8844 -- voice                          tkh@vasco.com
630-495-0279 -- fax
http://www.vasco.com                           800-290-7215 Fax on Demand